EXHIBIT 107

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Common Stock, par value $0.001 per share	11,017,058(2)	$0.26	$2,864,436.00	$266.00

(1)

Estimated solely for the purposes of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the registration fee has been calculated based upon the average of the high and low prices, as reported by The Nasdaq Global Market, for shares of our common stock on April 11, 2022.

(2)

Consists of up to 11,017,058 shares of our common stock registered for resale by the selling securityholders named in this registration statement, consisting of (i) 9,009,538 shares of our common stock issued to the selling stockholders, (ii) 1,396,526 shares of our common stock to be held back to satisfy any potential indemnification and other obligations of Lowell Therapeutics, Inc., a Delaware corporation, and its securityholders and (iii) 610,994 shares of our common stock issued to Maxim Partners LLC.